Exhibit 1.1

March 29, 2007

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Re: NovaStar Mortgage Funding Trust, Series 2007-1

Ladies and Gentlemen:

NovaStar Mortgage, Inc. (the “Sponsor”), NovaStar Mortgage Funding Corporation (the “Depositor”) and NovaStar Financial, Inc. (“NFI”) hereby confirm their agreement to sell certain asset backed certificates (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of February 1, 2007 (the “Pooling and Servicing Agreement”) among the Depositor , the Sponsor, U.S. Bank National Association, as custodian and Deutsche Bank National Trust Company, as trustee, to Deutsche Bank Securities Inc. (“Deutsche Bank”). The Certificates being sold are identified on Annex A attached hereto. The sale of the Certificates will be subject to all of the provisions of the Underwriting Agreement dated as of February 23, 2007 among the Sponsor, the Depositor, NFI and agreed to and accepted by Deutsche Bank, Greenwich Capital Markets, Inc. and Wachovia Capital Markets LLC.

Very truly yours,

NOVASTAR MORTGAGE INC.

By:           /s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

NOVASTAR MORTGAGE FUNDING CORPORATION

By:           /s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

NOVASTAR FINANCIAL, INC.

By:           /s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

Agreed to and Accepted by:
(as of the date hereof)

DEUTSCHE BANK SECURITIES INC.

By:   /s/ Brian W. Haklisch
Name: Brian W. Haklisch
Title: Vice President

By:   /s/ Ryan M. Stark
Name: Ryan M. Stark
Title: Director

Annex A
Underwriting

Class M-6 Certificates

Underwriter	Principal Amount	Purchase Price
Deutsche Bank Securities Inc.	$19,833,000	95.156250%

Class M-7 Certificates

Underwriter	Principal Amount	Purchase Price
Deutsche Bank Securities Inc.	$21,721,000	92.2968750%